Exhibit 99.1

NEWS FROM

For more information contact:

Kate Lowrey - VP of Investor Relations

(314) 213-7277 / klowrey@escotechnologies.com

ESCO REPORTS FIRST QUARTER FISCAL 2026 RESULTS

- Q1 Sales increase 35% to $290 Million

- Q1 Entered Orders increase 143% to $557 Million

- Q1 GAAP EPS from Continuing Operations increases 41% to $1.11 -

- Q1 Adjusted EPS from Continuing Operations increases 73% to $1.64 -

ST. LOUIS, February 5, 2026 – ESCO Technologies Inc. (NYSE: ESE) (ESCO, or the Company) today reported its operating results for the first quarter ended December 31, 2025 (Q1 2026).

Operating Highlights

•	Q1 2026 Sales increased $75 million (35.0 percent) to $290 million compared to $215 million in Q1 2025. Q1 2026 organic sales increased $24 million (11.4 percent) and Maritime contributed $51 million (23.6 percent) of revenue growth in the quarter.

•	Q1 2026 GAAP EPS from Continuing Operations increased 40.5 percent to $1.11 per share compared to $0.79 per share in Q1 2025. Q1 2026 Adjusted EPS from Continuing Operations increased 72.6 percent to $1.64 per share compared to $0.95 per share in Q1 2025.

•	Q1 2026 Entered Orders increased $328 million (143.0 percent) to $557 million (book-to-bill of 1.92x), resulting in record backlog of $1.4 billion.

•	Net Cash provided by Operating Activities from Continuing Operations was $69 million in Q1 2026, an increase of $40 million compared to the prior year period.

Bryan Sayler, Chief Executive Officer and President, commented, “Our fiscal year got off to an outstanding start as we delivered over $550 million in orders, 35 percent revenue growth, 320 basis points of Adjusted EBITDA margin expansion, and a 73 percent increase in Adjusted EPS compared to the prior year. We continue to see favorable end-market conditions, which is reflected in the excellent orders and sales performance. Organic orders increased by 39 percent as all three businesses continue to see a positive environment for growth.

“Our solid operating results were driven by disciplined execution from our team. This performance highlights the strength of our strategic positioning and our capacity to generate sustainable value in attractive markets. It was a great way to start the year, with continuing momentum across our businesses giving us the confidence to raise our full year earnings guidance.”

Segment Performance

Aerospace & Defense (A&D)

•	Q1 2026 sales increased $62 million (75.7 percent) to $144 million from $82 million in Q1 2025. Organic sales increased $11 million (13.9 percent) and Maritime added $51 million (61.8 percent) of revenue growth in the quarter. Quarterly sales growth was led by strong performance in Navy, along with military and commercial aerospace.

•	Q1 2026 EBIT increased $20.5 million to $38.0 million from $17.5 million in Q1 2025. Adjusted EBIT increased $20.6 million in Q1 2026 to $38.1 million (26.5 percent margin) from $17.5 million (21.3 percent margin) in Q1 2025. The 118 percent increase in Adjusted EBIT was driven by the addition of Maritime as well as leverage on higher volume, price increases, and favorable mix, partially offset by inflationary pressures.

•	Q1 2026 entered orders increased $307 million (410.8 percent) to $382.3 million (book-to-bill of 2.66), resulting in record backlog of over $1.0 billion. This orders strength was broad based, including $238 million at Maritime, Virginia Class Block VI funding at Globe, and robust commercial and defense aerospace demand.

Utility Solutions Group (USG)

•	Q1 2026 sales increased $1 million (1.0 percent) to $87 million from $86 million in Q1 2025. Doble sales increased by $4 million (5.8 percent) while NRG sales decreased by $3 million (22.4 percent). Sales growth in the quarter was driven by higher condition monitoring, offline test equipment, and services revenue at Doble, partially offset by lower renewables revenue at NRG.

•	Q1 2026 EBIT decreased $1.0 million to $19.5 million from $20.5 million in Q1 2025. Adjusted EBIT decreased $0.9 million in Q1 2026 to $19.6 million (22.4 percent margin) from $20.5 million (23.6 percent margin) in Q1 2025. The decrease in Adjusted EBIT was driven by deleverage on lower renewables volume, unfavorable mix, and inflationary pressures, partially offset by price increases and leverage on higher volume at Doble.

•	Q1 2026 entered orders increased $9 million (10.3 percent) to $99 million (book-to-bill of 1.13), resulting in backlog of $155 million. Doble orders increased $11 million (14.8 percent) to $84 million due to strength in services, condition monitoring and offline test equipment orders. NRG orders decreased $2 million (10.2 percent) to $15 million compared to Q1 2025, primarily due to lower wind orders in the U.S. and China, partially offset by higher solar orders.

RF Test & Measurement (Test)

•	Q1 2026 sales increased $12 million (26.7 percent) to $58 million from $46 million in Q1 2025. Sales growth in the quarter was largely driven by higher U.S. and European Test & Measurement (EMC) and filters volume.

•	Q1 2026 EBIT increased $3.6 million to $8.0 million from $4.4 million in Q1 2025. Q1 2026 Adjusted EBIT increased $3.1 million to $8.0 million (13.8 percent margin) from $4.9 million (10.6 percent margin) in Q1 2025. The 65 percent increase in Adjusted EBIT margin was driven by leverage on higher volume and price increases, partially offset by inflationary pressures.

•	Q1 2026 entered orders increased $11 million (17.3 percent) to $76 million (book-to-bill of 1.30), resulting in ending backlog of $205 million. Orders strength in the quarter was primarily driven by higher Test & Measurement (EMC), industrial shielding, and medical shielding orders in the U.S and a large Test and Measurement (EMC) chamber order in Japan.

Business Outlook – FY 2026

FY 2026 Sales and Adjusted EPS Guidance Update:

•	FY 2026 full year revenue guidance is being increased by $20 million and is now expected to be in the range of $1.29 to $1.33 billion (18 to 21 percent sales growth over the prior year).

o	A&D revenue guidance is being increased and is expected to grow 34 to 39 percent (from 33 to 38 percent) including 7 to 9 percent organic growth (from 6 to 8 percent) plus Maritime revenue of $230 to $245 million

o	Maintaining USG revenue growth expectation of 4 to 6 percent

o	Increasing Test revenue growth expectation to 9 to 11 percent (from 3 to 5 percent)

•	Adjusting the effective income tax rate to be in the range of 23.0 to 23.5 percent (from 23.7 to 24.1 percent) in 2026.

•	Raising full year Adjusted EPS guidance to be in the range of $7.90 - $8.15 per share (31 to 35 percent growth), which reflects a midpoint increase of $0.38 from initial November guidance of $7.50 - $7.80 per share.

•	Q2’26 Adjusted EPS is expected to be in the range of $1.75 - 1.85 per share (50 to 58 percent growth compared to Q2’25 Adjusted EPS).

Dividend Payment

The next quarterly cash dividend of $0.08 per share will be paid on April 17, 2026 to stockholders of record on April 2, 2026.

Conference Call

The Company will host a conference call today, February 5, at 4:00 p.m. Central Time, to discuss the Company’s Q1 2026 results. A live audio webcast and an accompanying slide presentation will be available in the Investor Center of ESCO’s website. Participants may also access the webcast using this registration link. For those unable to participate, a webcast replay will be available after the call in the Investor Center of ESCO’s website.

Forward-Looking Statements

Statements in this press release regarding Management’s intentions, expectations and guidance for fiscal 2026, including restructuring and cost reduction actions, sales, orders, revenues, margin, earnings, Adjusted EPS, acquisition related amortization, and any other statements which are not strictly historical, are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. securities laws.

Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update them except as may be required by applicable laws or regulations. The Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment including but not limited to those described in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and the following: the impacts of climate change and related regulation of greenhouse gases; the impacts of labor disputes, civil disorder, wars, elections, political changes, tariffs and trade disputes, terrorist activities, cyberattacks or natural disasters on the Company’s operations and those of the Company’s customers and suppliers; disruptions in manufacturing or delivery arrangements due to shortages or unavailability of materials or components or supply chain disruptions; inability to access work sites; the timing and content of future contract awards or customer orders; the timely appropriation, allocation and availability of Government funds; the termination for convenience of Government and other customer contracts or orders; weakening of economic conditions in served markets; the success of the Company’s competitors; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties or data breaches; the availability of acquisitions; delivery delays or defaults by customers; performance issues with key customers, suppliers and subcontractors; material changes in the costs and availability of certain raw materials; material changes in the cost of credit; changes in laws and regulations including but not limited to changes in accounting standards and taxation; changes in interest, inflation and employment rates; costs relating to environmental matters arising from current or former facilities; uncertainty regarding the ultimate resolution of current disputes, claims, litigation or arbitration; and the integration and performance of acquired businesses.

Non-GAAP Financial Measures

The financial measures EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are presented in this press release. The Company defines “EBIT” as earnings before interest and taxes, “EBITDA” as earnings before interest, taxes, depreciation and amortization, “Adjusted EBIT” and “Adjusted EBITDA” as excluding the net impact of the items described in the attached Reconciliation of Non-GAAP Financial Measures, and “Adjusted EPS” as GAAP earnings per share excluding the net impact of the items described and reconciled in the attached Reconciliation of Non-GAAP Financial Measures.

EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS are not recognized in accordance with U.S. generally accepted accounting principles (GAAP). However, Management believes EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are useful in assessing the operational profitability of the Company’s business segments because they exclude interest, taxes, depreciation, and amortization, which are generally accounted for across the entire Company on a consolidated basis. EBIT is also one of the measures used by Management in determining resource allocations within the Company as well as incentive compensation. The presentation of EBIT, Adjusted EBIT, EBITDA, Adjusted EBITDA, and Adjusted EPS provides important supplemental information to investors by facilitating comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP.

About ESCO

ESCO Technologies is a global provider of highly engineered products and solutions serving diverse end-markets. It manufactures filtration and fluid control products, advanced composites, as well as signature and power management solutions for aviation, Navy, and industrial customers. ESCO is an industry leader in designing and manufacturing RF test and measurement products and systems; and provides diagnostic instruments, software and services to industrial power users and the electric utility and renewable energy industries. Headquartered in St. Louis, Missouri, ESCO and its subsidiaries have offices and manufacturing facilities worldwide. For more information on ESCO and its subsidiaries, visit ESCO’s website at www.escotechnologies.com.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations (Unaudited)

 (Dollars in thousands, except per share amounts)

	Three Months Ended December 31, 2025		Three Months Ended December 31, 2024
Net Sales	$289,659		214,593
Cost and Expenses:
Cost of sales	169,740		124,214
Selling, general and administrative expenses	61,207		54,969
Amortization of intangible assets	20,324		7,993
Interest expense	2,880		2,257
Other expenses (income), net	30		(637)
Total costs and expenses	254,181		188,796

Earnings before income taxes	35,478		25,797
Income tax expense	6,787		5,490

Net earnings from continuing operations	28,691		20,307

Earnings from discontinued operations, net of tax expense of $978	-		3,166
Net earnings from discontinued operations	-		3,166
Net earnings	$28,691		23,473

Diluted - GAAP
Continuing operations	$1.11		0.79
Discontinued operations	0.00		0.12
Net earnings	$1.11		0.91

Diluted - As Adjusted Basis
Continuing Operations	$1.64	(1)	0.95	(2)
Diluted average common shares O/S:	25,882		25,834

(1)	Q1 2026 Adjusted EPS excludes $0.53 per share of after-tax charges consisting of: $0.01 of restructuring charges primarily within the A&D segment and $0.52 of acquisition related amortization.

(2)	Q1 2025 Adjusted EPS from continuing operations excludes $0.16 per share of after-tax charges consisting of: $0.01 of restructuring charges within the Test segment and $0.15 of acquisition related amortization.

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Condensed Business Segment Information (Unaudited) - Continuing Operations Basis

(Dollars in thousands)

	GAAP		As Adjusted
	Q1 2026	Q1 2025	Q1 2026	Q1 2025
Net Sales
Aerospace & Defense	$143,829	81,868	143,829	81,868
USG	87,484	86,660	87,484	86,660
Test	58,346	46,065	58,346	46,065
Totals	$289,659	214,593	289,659	214,593

EBIT
Aerospace & Defense	$37,987	17,452	38,133	17,478
USG	19,529	20,489	19,579	20,489
Test	8,042	4,422	8,042	4,887
Corporate	(27,200)	(14,309)	(9,633)	(9,310)
Consolidated EBIT	38,358	28,054	56,121	33,544
Less: Interest expense	(2,880)	(2,257)	(2,880)	(2,257)
Less: Income tax expense	(6,787)	(5,490)	(10,872)	(6,752)
Net earnings	$28,691	20,307	42,369	24,535

Note 1: Adjusted net earnings of $42.4 million in Q1 2026 exclude $13.7 million (or $0.53 per share) of after-tax charges consisting of: $0.01 of restructuring charges primarily within the A&D segment and $0.52 of acquisition related amortization.

Note 2: Adjusted net earnings of $24.5 million in Q1 2025 exclude $4.2 million (or $0.16 per share) of after-tax charges consisting of $0.01 of restructuring charges within the Test segment and $0.15 of acquisition related amortization.

EBITDA Reconciliation to Net earnings:			Q1 2026 -	Q1 2025 -
	Q1 2026	Q1 2025	As Adj	As Adj
Consolidated EBITDA	$64,851	41,025	65,047	41,518
Less: Depr & Amort	(26,493)	(12,971)	(8,926)	(7,974)
Consolidated EBIT	38,358	28,054	56,121	33,544
Less: Interest expense	(2,880)	(2,257)	(2,880)	(2,257)
Less: Income tax expense	(6,787)	(5,490)	(10,872)	(6,752)
Net earnings	$28,691	20,307	42,369	24,535

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2025	September 30, 2025
Assets
Cash and cash equivalents	$103,824	101,350
Accounts receivable, net	245,328	253,554
Contract assets	88,662	90,730
Inventories	227,153	217,807
Other current assets	24,686	25,065
Total current assets	689,653	688,506
Property, plant and equipment, net	171,810	172,493
Intangible assets, net	706,383	723,973
Goodwill	767,375	761,931
Operating lease assets	46,592	47,707
Other assets	17,186	15,778
	$2,398,999	2,410,388

Liabilities and Shareholders’ Equity
Current maturities of long-term debt and short-term borrowings	$20,511	20,000
Accounts payable	92,291	96,534
Contract liabilities	252,360	216,590
Current income tax payable	60,478	62,007
Other current liabilities	92,753	113,017
Total current liabilities	518,393	508,148
Deferred tax liabilities	115,776	112,390
Non-current operating lease liabilities	43,466	44,403
Other liabilities	35,500	38,576
Long-term debt	125,000	166,000
Shareholders’ equity	1,560,864	1,540,871
	$2,398,999	2,410,388

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three Months Ended December 31, 2025	Three Months Ended December 31, 2024
Cash flows from operating activities:
Net earnings	$28,691	23,473
(Earnings) loss from discontinued operations	-	(3,166)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	26,493	12,971
Stock compensation expense	3,233	2,524
Changes in assets and liabilities	7,056	(8,171)
Effect of deferred taxes	3,388	1,521
Net cash provided by operating activities - continuing operations	68,861	29,152
Net cash provided by operating activities - discontinued operations	-	5,022
Net cash provided by operating activities	68,861	34,174

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(5,134)	-
Capital expenditures	(5,902)	(5,124)
Additions to capitalized software and other	(2,196)	(2,587)
Net cash used by investing activities - continuing operations	(13,232)	(7,711)
Net cash used by investing activities - discontinued operations	-	(84)
Net cash used by investing activities	(13,232)	(7,795)

Cash flows from financing activities:
Proceeds from long-term debt and short-term borrowings	52,511	42,000
Principal payments on long-term debt and short-term borrowings	(93,000)	(52,000)
Dividends paid	(2,072)	(2,064)
Other	(10,609)	(6,031)
Net cash provided by financing activities	(53,170)	(18,095)

Effect of exchange rate changes on cash and cash equivalents	15	(2,963)

Net increase in cash and cash equivalents	2,474	5,321
Cash and cash equivalents, beginning of period	101,350	65,963
Cash and cash equivalents, end of period	$103,824	71,284

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Other Selected Financial Data (Unaudited)

(Dollars in thousands)

Backlog And Entered Orders - Q1 2026	A&D	USG	Test	Total
Beginning Backlog - 10/1/25	$803,002	143,460	187,175	1,133,637
Entered Orders	382,341	98,796	76,034	557,171
Sales	(143,829)	(87,484)	(58,346)	(289,659)
Ending Backlog - 12/31/25	$1,041,514	154,772	204,863	1,401,149

ESCO TECHNOLOGIES INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures (Unaudited)

EPS – Adjusted Basis Reconciliation – Q1 2026
EPS – GAAP Basis – Q1 2026	$1.11
Adjustments (defined below)	0.53
EPS – As Adjusted Basis – Q1 2026	$1.64

Adjustments exclude $0.53 per share consisting primarily of: $0.01 of restructuring charges within the A&D segment and $0.52 of acquisition related amortization.

EPS – Adjusted Basis Reconciliation – Q1 2025
EPS Continuing Operations– GAAP Basis – Q1 2025	$0.79
Adjustments (defined below)	0.16
EPS Continuing Operations– As Adjusted Basis – Q1 2025	$0.95

Adjustments exclude $0.16 per share consisting primarily of: $0.01 of restructuring charges within the Test segment and $0.15 of acquisition related amortization.